NEWS RELEASE
For Immediate Release
Contact: Glen Akselrod, Bristol Capital
(905) 326-1888, Ext. 1
glen@bristolir.com

Aqua Metals Announces First Quarter 2020 Results

Recent Highlights:
•Company continues transitioning to a capital light, AquaRefining™ licensing business model
•Reached agreement with Veritex Bank regarding allocation of insurance and other cash proceeds; removed restrictions and provides clear path to being debt free in 2020
•Established a plan for maintaining adequate cash on hand; current cash and anticipated insurance and asset sale proceeds expected to be the primary source of capitalization to fund capital light business strategy
•Collected $10.0 million in insurance proceeds through Q1 2020; potential to collect up to $37.0 million for the replacement value of damaged assets, not including business interruption recovery proceeds
•Received confirmation from insurance carrier of additional $2.5 million payment, which will bring total insurance proceeds to $12.5 million
•Implementing AquaRefining V1.25L electrolyzer engineering improvements; expected to build on demonstrated success by further reducing manufacturing costs and increasing operating efficiency
•Ongoing discussions with potential licensing partners; several parties have expressed preliminary interest

MCCARRAN, Nev., April 30, (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ:AQMS) (“Aqua Metals” or the “Company”), which is reinventing lead recycling with its AquaRefining™ technology, today announced financial and operational results for its first quarter ended March 31, 2020.

Steve Cotton, President and Chief Executive Officer, commented “In response to a very difficult fourth quarter, I am pleased with the steps we’ve taken and the progress we have made in accelerating the transition of our business strategy to a capital light, licensing business model. We are convinced this is the right approach to build significant shareholder value. We have made positive strides in achieving our near term 2020 goals in a very short time period and in the face of logistical challenges resulting from COVID-19.

“We believe we are in a sound financial position to accomplish the objectives of our business model. We expect to fortify our current resources with the receipt of additional insurance payments and select asset disposals. In conjunction with our recent agreement with Veritex, we have established a plan to be debt free this year. We are on track to have the first V1.25L electrolyzer operational within six weeks after we are able to return to the facility, following present COVID-19 restrictions. These V1.25L electrolyzers will AquaRefine the large quantity of valuable lead concentrate we produced and incurred cost to create, prior to the plant fire which eliminates the need for costly battery feedstock acquisition and processing costs. In addition, we have had meaningful conversations with potential customers and partners to consider licensing our proprietary AquaRefining technology. I am optimistic and proud of our team for effecting the strength of the Aqua Metals cash position and runway we have established to fund our go forward plans, particularly in the face of the recent devastating fire and COVID-19 outbreak.”

First Quarter 2020 Financial Results

Revenue for the quarter ended March 31, 2020 was $18.0 thousand, a 96% decrease from revenue of $437.0 thousand for the quarter ended March 31, 2019. The decline in revenue was the result of the plant fire, which prohibited any recycled lead production subsequent to the fire in the fourth quarter of 2019 or in the first quarter of 2020.

Cost of product sales decreased by approximately 69% for the quarter to $1.5 million, compared to $4.7 million for the first quarter of 2019. Cost of product sales were lower in 2020 due to the suspension of production resulting from the fire.

General and administrative expenses for the first quarter of 2020 decreased approximately 41% to $2.4 million, from $4.0 million in the first quarter of 2019. The suspension of the Operations, Maintenance and Management section of the overall Veolia Agreement, reduced Company payroll and improvements in nearly all other expense categories drove the decrease. The Company recognized $0.6 million in non-cash expense as a result of the Veolia agreement during the first quarter of 2020. This compares to $1 million in non-cash expense related to the Veolia agreement that was recognized during the first quarter of 2019.

Interest expense for the first quarter of 2020 was $0.2 million, compared to $2.9 million for the first quarter of 2019. The decrease is attributed to the payoff of the Interstate Battery convertible note during the first quarter of 2019.

For the quarter ended March 31, 2020, the Company had an operating loss of $4.1 million compared to an operating loss of $8.9 million for the first quarter of 2019. The net loss for the first quarter of 2020 was $4.4 million, or $0.07 per basic and diluted share, compared to a net loss of $11.7 million, or $0.27 per basic and diluted share, in the first quarter of 2019.

The net loss for the first quarter of 2020 was impacted by non-cash items including $1.0 million in stock-based compensation and $0.6 million related to the Veolia agreement. By comparison, non-cash items that negatively impacted the first quarter of 2019 included a one-time $2.6 million amortization expense recorded in conjunction with the payoff of the Interstate Battery convertible note, $1.1 million in stock-based compensation and the $1.0 million related to the Veolia agreement.

Insurance proceeds receivable totaled $9.9 million as of March 31, 2020. This balance reflects a decrease of $7.5 million from December 31, 2019, as a result of insurance payments received. The original amount of insurance proceeds receivable recorded, during the fourth quarter of 2019, of $19.9 million was limited by GAAP accounting standards to the net book value of assets written off as a result of the fire. It is anticipated that actual total insurance collections, reflecting actual asset replacement cost, will be significantly more than the net book value of damaged assets.

As of March 31, 2020, the Company had $6.4 million in cash and cash equivalents.

Outlook for 2020

The Company is implementing a capital light business strategy designed to optimize shareholder value that focuses on licensing opportunities, which has always been a core part of Aqua Metals’ business plan. This path has the potential to maximize shareholder value as it could be far less capital intensive than rebuilding the plant and could potentially be funded primarily from a combination of cash on hand, insurance proceeds and asset dispositions. This strategy focuses on pursuing licensing opportunities within the lead battery recycling marketplace. The Company’s cash burn rate has improved significantly as a result of Management’s swift cost reduction steps taken following the plant fire. It is anticipated that the rate of spend will continue to improve moving forward in 2020. The Company intends to dispose of certain assets that are not essential to the capital light licensing strategy. In addition, an agreement was reached with Veritex Bank, providing a plan to extinguish existing debt in 2020. In light of current COVID-19 events, applications also have been submitted for funding through the SBA’s Payroll Protection Program. The Company is hopeful to receive these benefits and will report the results of the applications soon. Further, our engineering team is working on demonstrating improved electrolyzers that would further decrease manufacturing costs and improve operating efficiency. The go forward capital light business strategy requires less space, less equipment, preserves cash and focuses on the needs of our future licensees.

Conference Call and Webcast

Aqua Metals will hold a conference call on Thursday, April 30, 2020 at 1:30 p.m. PDT (4:30 p.m. EDT), to discuss first quarter results and corporate developments. Interested parties are invited to listen to the live call by dialing 1-877-300-8521, or 1-412-317-6026 for international callers. A live webcast or replay of the conference call is available at the following link: https://ir.aquametals.com/ir-calendar. A telephone replay will be available until May 30, 2020 by dialing 1-844-512-2921 or 1-412-317-6671 and using pin number 10143299.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid battery recycling production capacity by licensing the AquaRefining technology to partners. This could help to meet growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, Nevada. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates”, "potential“ and variations of such words or similar expressions that that convey uncertainty of future events or outcomes, or that do not relate to historical matters. The forward looking statements in this press release include our expectations for the receipt of insurance proceeds from our claims relating to the November 2019 fire at our TRIC facility; the success of our accelerated licensing strategy; and the future of lead acid battery recycling via traditional smelters. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not receive payments from our insurance carriers in amounts sufficient to compensate us for our losses; (2) the risk that our insurance recovery and proceeds from the sale of legacy assets will not be sufficient to fund our accelerated licensing strategy; (3) the risk that we may not be able to satisfactorily demonstrate to potential licensees the technical and commercial viability of our AquaRefining process; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we will have to engage in additional sales of our equity securities in order to fund our future operations; (7) the risk that further funding, by any means, may not be available at all; (8) the risk that our common stock may be delisted from the Nasdaq Capital Market due to our inability to regain compliance with Nasdaq’s+ minimum bid price requirement; (9) the fact that we only recently commenced production of AquaRefined lead and have not generated any significant revenue from the sale of AquaRefined lead to date, thus subjecting us to all of the risks inherent in an early-stage company; (10) the risk that our patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented; (11) the risk that we may not realize the expected benefits of our relationship with Veolia; (12) the risk that we may not be able to successfully conclude our proposed joint development agreement with Clarios or, if we do, realize the expected benefits of such agreement; (13) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (14) our ability to protect our proprietary technology, trade secrets and know-how and

(15) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on March 11, 2020 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,386	$7,575
Accounts receivable	—	244
Insurance proceeds receivable	9,946	17,446
Inventory	1,209	1,257
Prepaid expenses and other current assets	423	981
Total current assets	17,964	27,503

Non-current assets
Property and equipment, net	37,548	37,643
Intellectual property, net	954	999
Other assets	5,932	3,309
Total non-current assets	44,434	41,951

Total assets	$62,398	$69,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$3,117	$4,829
Accrued expenses	2,420	4,133
Lease liability, current portion	568	552
Notes payable, current portion	310	296
Total current liabilities	6,415	9,810

Lease liability, non-current portion	714	861
Asset retirement obligation	802	790
Notes payable, non-current portion	8,323	8,404
Total liabilities	16,254	19,865

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 59,836,897 and 57,997,780 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	60	58
Additional paid-in capital	190,402	189,422
Accumulated deficit	(144,318)	(139,891)
Total stockholders’ equity	46,144	49,589

Total liabilities and stockholders’ equity	$62,398	$69,454

AQUA METALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Product sales	$18	$437

Operating cost and expense
Cost of product sales	1,454	4,681
Research and development cost	242	620
General and administrative expense	2,385	4,016
Total operating expense	4,081	9,317

Loss from operations	(4,063)	(8,880)

Other income and (expense)
Insurance proceeds net of related expenses	(203)	—
Interest expense	(183)	(2,889)
Interest and other income	22	63

Total other expense, net	(364)	(2,826)

Loss before income tax expense	(4,427)	(11,706)

Income tax expense	—	(2)

Net loss	$(4,427)	$(11,708)

Weighted average shares outstanding, basic and diluted	59,582,603	43,514,225

Basic and diluted net loss per share	$(0.07)	$(0.27)